SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 28, 2017 root9B Holdings, Inc.
(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-50502 (Commission File No.)	20-0443575 (IRS Employee Identification No.)

102 N. Cascade Avenue, Suite 220
Colorado Springs, CO 80919
(Address of Principal Executive Offices)

(602) 889-1137
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, root9B Holdings, Inc. (the “Company”) received a foreclosure notice from Centriole Reinsurance Company, Ltd., as agent for the Company’s secured creditors (the “Agent”), that, to satisfy the Company’s outstanding secured indebtedness, it intended to sell substantially all of the assets of the Company at an auction, pursuant to the Security Agreement, dated September 9, 2016, by and among the Company and the secured creditors (the “Security Agreement”). On September 28, 2017, the Agent held a public auction for all of the Collateral (as defined in the Security Agreement), at which no qualified bidders other than the secured creditors appeared. The Company’s secured creditors entered a bid of $12,536,482, representing the total outstanding principal and unpaid interest owed to the secured creditors, and acquired all of the Collateral at the auction, thereby discharging the Company’s secured indebtedness and terminating the Security Agreement.

As a result, the Company no longer has any operating assets and has no ability to generate revenue.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information disclosed in Item 1.02 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a result of the auction described above, on September 28, 2017, Eric Hipkins resigned his positions as a director and Chief Executive Officer of the Company, effective immediately.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Form of Security Agreement, dated September 9, 2016, by and among the Registrant and the Secured Parties (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of the Registrant filed with the Commission on September 12, 2016).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 29, 2017
ROOT9B HOLDINGS, INC. By: /s/ William Hoke Name: William Hoke Title: Chief Financial Officer